LEASE


                                       FOR


                                 ROYAL CENTER II





             LANDLORD:        Petula Associates, Ltd.,
                                       an Iowa corporation


             TENANT:          Embrex, Inc.
                                       a North Carolina corporation

                                TABLE OF CONTENTS

1.          PREMISES                                                              1
2.          TERM                                                                  1
3.          RENT                                                                  2
4.          ADDITIONAL RENT                                                       3
5.          LANDLORD'S LIEN                                                       4
6.          USE                                                                   4
7.          PARKING AND COMMON AREAS                                              4
8.          UTILITIES                                                             5
9.          TENANT REPAIRS                                                        5
10.         LANDLORD REPAIRS                                                      6
11.         SIGNS AND ADVERTISING; USE OF NAME                                    6
12.         IMPROVEMENTS                                                          7
13.         FIXTURES AND INTERIOR ALTERATIONS                                     9
14.         LIENS                                                                 9
15.         INDEMNIFICATION                                                       10
16.         TENANT'S COMPLIANCE; INSURANCE REQUIREMENTS; WAIVER OF SUBROGATION    11
17.         CASUALTY DAMAGE                                                       12
18.         PASS THROUGH-PRORATED INSURANCE COSTS                                 13
19.         PASS THROUGH-PRORATED TAXES                                           13
20.         PASS THROUGH-OPERATING EXPENSE CHARGES                                14



21.         ACCOUNTING FOR PASS THROUGH CHARGES                                   15
22.         LANDLORD LIABILITY                                                    16
23.         CARE OF PREMISES                                                      17
24.         QUIET ENJOYMENT                                                       18
25.         SURRENDER; HOLDING OVER                                               18
26.         ASSIGNMENT AND SUBLEASING                                             18
27.         SUBORDINATION; ATTORNMENT                                             19
28.         DEFAULT                                                               20
29.         ATTORNEY'S FEES                                                       21
30.         INSPECTION                                                            21
31.         CONDEMNATION                                                          21
32.         RIGHT TO RELOCATE                                                     21
33.         SECURITY DEPOSIT                                                      22
34.         NOTICES                                                               22
35.         HAZARDOUS MATERIALS; ENVIRONMENTAL COMPLIANCE                         23
36.         BROKER'S COMMISSIONS                                                  25
37.         MISCELLANEOUS                                                         25
38.         SPECIAL CONDITIONS, EXHIBITS AND ADDENDA                              26

STATE OF NORTH CAROLINA
                                             LEASE
COUNTY OF DURHAM


         THIS LEASE, made as of this 13 day of October, 1997, by and between Petula Associates Ltd., hereinafter "Landlord", and Embrex, Inc., hereinafter (whether one or more) "Tenant".

                                   WITNESSETH:

         Upon the terms and conditions hereinafter set forth, Landlord leases to Tenant and Tenant leases from Landlord property hereinafter defined and referred to as the Premises, all as follows:

         1.       PREMISES.  The property hereby leased to Tenant is:

                  That area shown on Exhibit A-1 (Floor Plan) consisting of approximately 12,764 rentable square feet and located in Royal Center II (the "Building") with an address at 4222 Emperor Boulevard, Durham, North Carolina, the above-described leased property being herein referred to as the Premises which together with the common areas for the Building is also shown on Exhibit A-3 (Site Plan). If Landlord or Tenant so requests, at any time during the first six (6) months of the Term (as hereinafter defined), the actual "as built" total square footage of the Premises shall be measured by an architect mutually acceptable to Landlord and Tenant in accordance with BOMA (as hereinafter defined). If the amount of measured rentable square feet is different from that stated above by more than two percent (2%) of the above-stated amount, the remeasured amount of rentable square feet, together with resulting modifications of rent to be paid hereunder, shall be set forth in a memorandum to be executed by Landlord and Tenant. Landlord and Tenant agree to execute and deliver such memorandum within ten (10) business days after the measurement. In the event the measured rentable square feet does not differ from the above-stated amount by more than two percent (2%) of such amount, there shall be no modification to the definition of the Premises or rent payable hereunder. The cost of the remeasurement of the Premises shall be borne by the party requesting same.

         2. TERM. The term of this Lease shall be for a period of ten (10) years commencing on the earlier to occur of: (i) Tenant's occupancy of the Premises for the purpose of commencing its business operations or (ii) November 14, 1997 (the "Commencement Date"),
and ending at midnight on the day before the tenth anniversary of the Commencement Date (the "Term"). Tenant shall have the option to extend the Term in accordance with Exhibit G attached hereto and incorporated herein by reference. For purposes herein, a "Lease Year" shall be defined as a 365-day period beginning on the Commencement Date or any anniversary thereof and a "business day" shall be defined as any day other than Saturday, Sunday and any day that is a legal or banking holding in North Carolina. Notwithstanding anything contained herein to the contrary, in the event the Commencement Date is a day other than the first day of a calendar month, the Term shall be extended and shall expire on that date which is ten (10) full years from the first day of the first full calendar month immediately following the Commencement Date (the "Term Commencement Date"); provided, further, in the event the Commencement Date is a day other than the first day of a calendar month, the first Lease Year shall begin on the Commencement Date and shall expire on the first anniversary of the Term Commencement Date and thereafter, each Lease Year shall commence and expire on the anniversary of the Term Commencement Date.

         Promptly after the date of Landlord's receipt of this Lease as executed by Tenant, Landlord shall proceed with due diligence to construct the Building and shall use reasonable best efforts to deliver possession of the Premises in its base building condition with Landlord's Work (as described in Exhibit B-1) substantially completed to Tenant within five (5) days after this Lease has been fully executed (the "Delivery Date"). Upon delivery of the Premises to Tenant, the exterior of the Building and base building finishes shall be substantially completed (i.e. the remaining work to be done to the exterior and interior of the Building shall be of such a nature as will not materially interfere with Tenant's undertaking of the Tenant Improvements (as hereinafter defined)) so that Tenant and its approved contractor may enter into the Premises and commence the construction of the Tenant Improvements. If for any reason whatsoever, Landlord cannot deliver possession of the Premises to Tenant as of the Delivery Date, this Lease shall not be void or voidable; no obligation of Tenant shall be affected thereby; and neither Landlord nor Landlord's agent shall be liable to Tenant for any loss or damage resulting therefrom; provided, however, that in such event, the commencement and expiration dates of this Lease and all other dates affected thereby may be revised by written notice from Landlord to Tenant within thirty (30) days of the Delivery Date specified above to conform all affected dates under this Lease to the date of Landlord's delivery of possession to Tenant. Notwithstanding the foregoing, if Landlord is unable to deliver possession of the Premises in its base building condition with Landlord's Work substantially completed to Tenant on or before October 1, 1997 due to delays within Landlord's reasonable control (and expressly excluding force majeure delays and delays attributable to Tenant), Landlord agrees that Tenant shall be entitled to one (1) day of free Minimum Rent for every two (2) days of delay in delivering the Premises to Tenant beyond October 1, 1997.

         3. RENT. All rent payable by Tenant shall be without previous demand therefor by Landlord, and without setoff or deduction. The minimum rent ("Minimum Rent") for the Term shall be the sum of One Million Three Hundred Sixteen Thousand Nine Hundred Eighty-Nine and 52/100 Dollars ($1,316,989.52), which rent shall be payable in advance in equal monthly installments as follows:

                       Rate Per              Monthly               Annual
   Lease Year         Rentable SF             Rent                  Rent
   ----------         -----------             ----                  ----
       1                $ 9.00              $ 9,573.00           $114,876.00
       2                $ 9.27              $ 9,860.19           $118,322.28
       3                $ 9.55              $10,158.02           $121,896.20
       4                $ 9.84              $10,466.48           $125,597.76
       5                $10.13              $10,774.94           $129,299.32
       6                $10.43              $11,094.04           $133,128.52
       7                $10.75              $11,434.42           $137,213.00
       8                $11.07              $11,774.79           $141,297.48
       9                $11.40              $12,125.80           $145,509.60
       10               $11.74              $12,487.45           $149,849.36

                                      Total Minimum Rent         $1,316,989.52

Each monthly installment of rent shall be payable on or before the first day of each calendar month during the Term, unless the Term commences other than on the first day of the month, in which event rent at the above rate pro-rated until the end of that month shall be due and payable on the commencement date. In addition to such remedies as may be provided under the default provisions of this Lease, Landlord shall be entitled to a late charge of five percent (5%) of the amount of the monthly rent if not received when due, and a charge of Twenty Dollars ($20.00) or the maximum amount allowed by law, whichever is less, for any check given by Tenant not paid when first presented by Landlord. Notwithstanding the foregoing sentence, Tenant shall be entitled to one (1) five-day grace period per Lease Year for the first late payment of monthly rent without imposition of the foregoing late charge.

         4. ADDITIONAL RENT. In addition to rent, Tenant shall pay to Landlord, at the same time as monthly installment payments to rent are made, a sum which represents Tenant's proportionate share of insurance costs, taxes and operating expense charges owed by Tenant pursuant to the terms of Sections 18, 19 and 20 of this Lease, respectively. The actual amount of additional rent due from Tenant shall be adjusted on an annual basis as and when the actual amount of tenant's proportionate share of insurance costs, taxes and operating expense charges are determined, and if Tenant has underpaid, it shall, within thirty
(30) days after receipt of written demand therefor, together with such supporting documentation as Tenant may reasonably request, pay the shortfall as a lump sum payment, and if Tenant has overpaid, Landlord shall, on a lump sum basis, reduce future monthly payments of additional rent for the coming year so as to credit to Tenant the amount of overpayment.

         5. LANDLORD'S LIEN. [INTENTIONALLY DELETED]

         6. USE. The Premises may be used for laboratory, office, warehouse, storage, and light assembly uses as is necessary for Tenant's business of conducting live animal research on poultry for the purpose of developing products which enhance poultry health and growth performance and for no other purpose without Landlord's written consent first had and obtained. Notwithstanding the foregoing, Tenant is expressly prohibited from producing or selling poultry or any other animals for consumption. Tenant shall not use or occupy nor permit the Premises to be used or occupied, nor do or permit anything to be done in or on the Premises, in a manner which may (a) make void or voidable any insurance in force with respect thereto; (b) result in any increase in the premiums charged for warehouse insurance or cause Landlord to be unable to obtain at regular rates fire or other insurance required to be maintained;
(c) cause structural damage to the Building, the Premises or any part thereof; or (d) constitute a public or private nuisance; or (e) otherwise violate any present or future law, ordinance, rule or requirement of any public authority having jurisdiction, including, without limitation, any law, ordinance, rule or requirement concerning or relating to Tenant's use, occupancy or alteration of the Premises. If as a result of any act or neglect of Tenant, its employees, agents, representatives, clients or visitors, or change in the manner in which Tenant's business or operations are conducted at the Premises, any insurance rate shall be increased over the existing rate and assessed against Landlord, then and in that event, Tenant shall pay to Landlord within thirty (30) days after receipt of written demand therefor, the amount of such increase as additional rent.

         7. PARKING AND COMMON AREAS. For as long as Tenant affirmatively complies with the terms of this Lease, Landlord grants to Tenant, its employees, agents, representatives, customers, contractors and invitees, a nonexclusive right to use during the Term, but subject to such reasonable and non-discriminatory rules and regulations as Landlord may enact in accordance with the terms hereof, the common areas shown on Exhibit A-3 (Site Plan) and which areas are or shall be designated by Landlord and are acknowledged to be for use of such persons along with others similarly entitled, for parking, and for ingress and egress between the Premises and other portions of the common areas as shown on Exhibit A-3, which may include adjoining streets, sidewalks, and highways. Tenant's employees shall park only in areas designated from time to time by Landlord within the Royal Center II parking areas as described on Exhibit A-3 attached hereto, and not in any other parking area. Landlord shall make available to Tenant three (3) parking spaces per 1,000 rentable square feet of the Premises. Common areas include, without limitation, parking areas and entrances and exits thereto, driveways and truck serviceways, sidewalks, landscaped areas, business park entrance areas and other areas and facilities provided for the common or joint use and benefit of occupants of the Building and others, their respective employees, agents, representatives, customers, contractors and invitees. Landlord reserves the right, from time to time, to reasonably alter the common areas, to exercise control and management of the common areas and to establish, modify, change and enforce such reasonable and nondiscriminatory rules and regulations as Landlord in its discretion may deem desirable for the management of the Building, the business park, the common areas or any part thereof as long as Tenant's use and enjoyment of the common areas is not materially diminished and the operating expenses with respect to any common areas are not materially increased. In using any part of the common areas, Tenant shall not permit anything which may impede the free flow of traffic through such common areas, endanger persons or property or encroach on the loading or unloading, service and parking areas of any other tenant. Rules and Regulations which apply in part to Tenant's use of the common areas are set forth in Exhibit C.

         8. UTILITIES. Tenant shall procure for its own account and shall pay all charges for water, telephone, electricity, gas, sewage, and other utilities used by Tenant at or in the Premises, and Landlord agrees at all times to provide Tenant with access to such utilities for the purpose of Tenant maintenance, repair or replacement of such facilities or systems. Tenant shall be responsible for separate meters for all utilities used at or in the Premises. To the extent that any service or utility used by Tenant at or in the Premises is not separately metered, Tenant agrees to pay as additional rent and as a monthly charge its "pro rata share" of the charges due for such service or utility, unless otherwise agreed in writing by Landlord, Tenant and any other affected tenant. Tenant's "pro-rata share" shall be determined in accordance with the terms of Section 18 for calculating the same, except that the denominator for the computation shall be the square footage of all premises affected or served by the particular meter.

         9. TENANT REPAIRS. Other than those items specified for repair, replacement and maintenance by Landlord in Section 10 hereof, Tenant shall be responsible for the repair, replacement and maintenance in good order and condition of all parts and components of the Premises, together with all systems, fixtures or equipment therein or appurtenant thereto, including, without limitation, interior surfaces, flooring, wiring, plumbing, heating and air conditioning equipment, trade fixtures, loading area components (including, without limitation, overhead doors, bumpers, seals and levelers) and other facilities, systems or equipment, whether or not originally installed by Landlord or Tenant in good condition and repair, ordinary wear and tear excepted; provided, however, Tenant shall be solely responsible for any unusual or extraordinary wear and tear resulting from Tenant's use of the Premises. Tenant shall be responsible for maintenance and replacement of all broken plate glass and windows (unless breakage or damage results from settling of the building or faulty initial construction undertaken by Landlord) and of all lights and ballasts. Tenant shall maintain all lighting serving the interior of the Premises in good working order at all times during the Term. In connection with the day-to-day maintenance and repair of the heating and air conditioning systems and equipment at the Premises, Tenant agrees to enter into and maintain (for the Term) a maintenance contract with a reputable company offering maintenance and repair services reasonably acceptable to Landlord, this contract to be subject to the specifications set forth in Exhibit D. Tenant shall provide Landlord with satisfactory evidence that it has entered into and maintained the aforesaid maintenance contract upon Landlord's request therefor. If, after written notice from Landlord, Tenant fails to repair or maintain any component, system, fixture or facility at the Premises which Tenant is obligated to repair or maintain, then Landlord may, at Landlord's option, repair or maintain the same, and Tenant shall, upon demand by Landlord, reimburse Landlord forthwith for the total costs of such repairs.

         10. LANDLORD REPAIRS. Landlord shall be responsible for maintenance of Landlord's Work and the maintenance and cleaning of the common areas of the Building and adjacent to the Building; provided, however, if any element of Landlord's Work is either materially altered by Tenant during its upfitting of the Premises for non-office use without Landlord's prior written consent to be granted or withheld in Landlord's sole discretion, or damaged as a result of Tenant's non-office use, Tenant shall be solely responsible for the maintenance and repair of such item. Except as otherwise set forth in Exhibit B-1, Landlord's Work shall not include interior doors, windows or other components of the Premises which are not load bearing. There shall be no allowance to Tenant for a diminution of rentals value and no liability on the part of Landlord for inconvenience, annoyance or injury to business arising from Landlord or others making any construction or repair to the Premises, the Building, the common areas or an adjoining premises, and no liability on the part of Landlord for failure of Landlord or others, to make any repairs, alterations, additions or improvements in or to any portion of the Premises, the Building or common areas; provided, however, if such construction or failure denies Tenant the use of the Premises for the normal conduct of Tenant's business for a period of three (3) consecutive business days, Tenant's obligation to pay Minimum Rent shall abate until such time as the Premises is available to Tenant for the normal conduct of its business, as reasonably determined by Landlord. Landlord shall not be liable to Tenant for any damage caused to Tenant and its property due to the Premises or the Building, or any part or appurtenance thereof, being improperly constructed or being or becoming out of repair, or arising from the leaking of a pipe, facility or system for gas, water, sewage, steam, electricity or other utility; provided, Landlord shall, subject to the Section 22 hereof, be liable for any actual and direct damage to Tenant or the Premises caused by Landlord's failure to repair any item of Landlord's Work within a reasonable time after receipt of written notice from Tenant describing with specificity such repair and Tenant specifically waives any right to pursue consequential damages arising from Landlord's failure to repair such item. Tenant shall immediately report to Landlord any defective condition in or about the Premises known to Tenant, and if such defect is not so reported and such failure results in other damage, Tenant shall be liable for such other damage. Regardless of any obligation otherwise imposed upon Landlord, Tenant shall pay the cost of any repairs or damage resulting from the negligence or the unlawful or willful acts of its employees, representatives or visitors.

         11. SIGNS AND ADVERTISING; USE OF NAME. Without first obtaining the prior approval of Landlord (and after submitting such design specifications, prepared at Tenant's sole cost and expense, as Landlord may require), Tenant shall not permit the installation, painting and display of any sign, plaque, lettering or advertising material of any kind on or near the exterior of the Premises, or in the interior thereof that will be visible from the exterior. Any such installation of a sign or other advertising by Tenant shall be installed in accordance with Exhibit F attached hereto, in compliance with applicable law and installed and maintained by Tenant at its sole cost and expense and shall be removed by Tenant at the expiration or sooner termination of this Lease, whereupon Tenant shall repair any damage caused to the Premises or

Building by such removal. Tenant shall keep all approved signage and other material in good working order clearly illuminated during business hours. Tenant shall not have any property right or interest in any name or distinctive designation which may become associated with the Building or the common areas of which the Building may be a part. Landlord shall retain all property rights in, and the exclusive right of use of, such name or designation.

         12. IMPROVEMENTS. Tenant's preliminary plans and specifications relating to the Tenant improvements to be constructed in the initially configured Premises (the "Preliminary Plans") are currently under review by Landlord. Once the Preliminary Plans are approved by Landlord, Tenant shall prepare the final plans and specifications relating to the Tenant improvements (the "Final Plans") and shall thereafter deliver the Final Plans to Landlord for its review and approval. Landlord shall not unreasonably withhold or delay its approval of the Final Plans and agrees to provide Tenant with notice of any objections to such plans within fifteen (15) days after Landlord's receipt of same; provided , however, so long as the Final Plans are consistent with and substantially similar to the Preliminary Plans previously approved by Landlord, the Final Plans will be deemed approved by Landlord. Upon approval by Landlord of the Final Plans, they shall be attached as Exhibit B to this Lease and made a part hereof. The improvements shown on such approved plans as they may be modified with Landlord's consent (not to be unreasonably withheld or delayed) and not otherwise included in Landlord's Work are referred to in this Lease as the "Tenant Improvements."

         With respect to the design and construction of the Tenant Improvements, Tenant agrees to undertake the work in accordance with the following:

         (i) Tenant agrees to cooperate fully with Landlord for the purpose of coordinating the construction of the Tenant Improvements with the construction of the Building;

         (ii) All contractors selected by Tenant to construct the Tenant Improvements shall require the express approval of Landlord (such approval not to be unreasonably withheld or delayed) prior to the commencement of any such work;

         (iii) Tenant shall contract directly with the approved contractor to construct the Tenant Improvements;

         (iv) Tenant agrees to commence the construction of the Tenant Improvements within fifteen (15) days after Tenant's receipt of all necessary building permits and the construction of the Tenant Improvements shall be fully coordinated with the construction of the Building and otherwise scheduled appropriately; and

         (v) Tenant agrees to complete the Tenant Improvements within one hundred twenty (120) days after delivery of the Premises from Landlord to Tenant. Landlord and Tenant each agree to use reasonable best efforts to ensure that their respective contractors will coordinate the job site conditions with the other's contractor with respect to job site security, staging of equipment and materials so as not to impede work in progress and protection of work in place.

         It is the intent of the parties hereto that the construction of the Tenant Improvements in the Premises shall be fully coordinated with the construction of the Building and Landlord's Work and accordingly, undertaken concurrently with the completion of the Building's shell in accordance with the reasonable requirements of Landlord or its representatives.

         Provided Tenant is not in default hereunder beyond any applicable grace or cure period, Landlord agrees to provide to Tenant an allowance of up to Twenty-Five Dollars ($25.00) per rentable square foot of the Premises (the "Tenant Allowance") to be applied to the cost of the Tenant Improvements. Provided the amount requested by Tenant is not in dispute, the Tenant Allowance shall be paid by Landlord to Tenant monthly on a date fixed by Landlord. Such disbursement shall be contingent on Tenant furnishing to Landlord ten (10) days prior to said disbursement date such invoices and other documents as may be reasonably requested by Landlord relative to the design and construction of the Tenant Improvements which evidence Tenant's payment of an amount equal to at least $25.00 per rentable square foot of the Premises toward such costs, at which time Landlord agrees to disburse the full Tenant Allowance to Tenant. Tenant shall be responsible for any cost of the Tenant Improvements in excess of the Tenant Allowance. Notwithstanding anything contained herein to the contrary, the Tenant Allowance shall be reduced by an amount equal to one-half (1/2) of the reasonable cost of the demising wall to be constructed by Landlord within the Building.

         Landlord will charge Tenant fees not to exceed two percent (2%) of the costs of the design and construction of the Tenant Improvement in the aggregate for reviewing the Tenant Improvement plans and specifications, inspecting the construction of the Tenant Improvements, and for otherwise coordinating the Tenant Improvements with the construction of the Building. These fees chargeable to Tenant may be deducted from the Tenant Allowance and in any event are payable within thirty (30) days after substantial completion of any major phase of the Tenant Improvements.

         In the event the projected cost of the Tenant Improvements exceeds the Tenant Allowance, Tenant, upon written request from Landlord, shall provide to Landlord such information regarding Tenant's financial condition as shall satisfy Landlord, in its reasonable discretion, that Tenant has the financial capability to pay such excess cost.

         Landlord or Landlord's agents have made no representations or promises with respect to the Premises or the Building except as expressly set forth herein. The taking of possession of the Premises by Tenant shall be conclusive evidence as against Tenant, that Tenant accepts the same "as is" and "where is" and that the Premises and Building were in good condition at the time when possession was taken by Tenant. Landlord may at any time construct additional buildings or improvements in any part of the common areas and may remodel or remove the Building or any existing building in any part of the common areas. Any sidewall of the Premises may be used by Landlord as a "party wall" for other buildings or improvements. However, in connection with Landlord's construction of any additional buildings or improvements, Landlord shall not unreasonably interfere with Tenant's use and occupancy of the Premises or impair Tenant's rights under this Lease. Notwithstanding anything contained herein to the contrary, upon the expiration or earlier termination of the Term of this Lease or Tenant's vacating the Premises, Tenant shall, at its sole cost and expense, restore the Premises to its "base building condition"; provided, however, in the event Tenant elects to extend the term of this Lease pursuant to Exhibit G hereof, Tenant shall have no obligation to restore the Premises to its base building condition and instead, may return the Premises to Landlord in its "as-is" condition. For purposes hereof, "base building condition" shall mean the condition of the Premises with Landlord's Work completed together with such other Tenant Improvements as Landlord directs be left at the Premises; provided, however, Tenant's restoration obligations with respect to the slab floor in the Premises shall be limited to restoring the floor to a level slab of commercially reasonable tolerances (i.e. one-eighth of an inch per ten feet). Within ten (10) business days after Tenant's request for same (such request to be made no earlier than sixty (60) days prior to the expiration or earlier termination of the Term), Landlord shall provide Tenant with a list of those Tenant Improvements which Landlord directs be left at the Premises upon the expiration of the Term.

         13. FIXTURES AND INTERIOR ALTERATIONS. Tenant, with Landlord's prior written consent (not to be unreasonably withheld or delayed) but at Tenant's own expense, may from time to time during the Term make interior alterations in and to the Premises which it may deem necessary or desirable provided that in no case may it affect the structural integrity of the Premises or the Building. Any such work shall be done in a good workmanlike manner and in accordance with applicable law and shall not result in any claim or lien against Landlord or its property. All permanent improvements or alterations shall belong to Landlord and become a part of the Premises upon the expiration or sooner termination of this Lease, unless Landlord, when its consent is given, requests Tenant to remove such improvements or alterations at Tenant's sole expense, whereupon Tenant shall also cause to be repaired any damage to the Premises resulting from the removal. Tenant shall be entitled to claim the depreciation attributable to all leasehold improvements within the Premises constructed and paid for by Tenant. Tenant may construct or install in the Premises, all racks, counters, shelves, mirrors, chairs, and other trade fixtures and equipment in accordance with applicable law as may be necessary or convenient for Tenant's business, which racks, counters, shelves, mirrors, chairs, and other trade fixtures and equipment shall at all times be and remain the property of Tenant, and Tenant shall have the right to remove all or any part of the same from the Premises at any time prior to the expiration or sooner termination of this Lease, provided nevertheless that Tenant shall repair any damage to the Premises resulting from installation or removal.

         14. LIENS. Tenant shall keep the Premises and the Building free from any liens arising out of any work performed, materials furnished or obligations incurred by or on behalf of Tenant, and Tenant hereby agrees to indemnify and hold Landlord, its agents, employees, contractors, officers, directors, partners and shareholders harmless from any and all liability, cost or expense for such liens. Tenant shall cause any such lien imposed to be released of record by payment or bonding within twenty (20) days after the earlier of the imposition of the lien or a written request by Landlord therefor. If Tenant fails to remove any lien within the prescribed twenty (20) day period, then Landlord may do so at Tenant's expense, including costs and reasonable attorneys' fees actually incurred at standard rates, which expense shall be due as additional rent hereunder.

         15. INDEMNIFICATION. Except to the extent caused by the negligence or willful misconduct of Landlord or its employees, agents or representatives and to the extent Landlord does not receive proceeds pursuant to its insurance policies, Tenant shall indemnify and hold harmless Landlord, its agents, representatives, successors or assigns, from and against any and all losses, damages, liabilities, claims, penalties, costs or expenses (including reasonable attorney's fees actually incurred at standard rates), whether caused by Tenant or by its agents, servants, employees, independent contractors or licensees, occasioned by, arising or resulting from or growing out of (a) Tenant's use or occupancy of the Premises, or from the conduct of Tenant's business, or from any activity, work or things done, permitted or suffered by Tenant in or about the Premises; (b) the breach or default in the performance of any obligation on Tenant's part to be performed under the terms of this Lease or arising from any act or omission of Tenant; or (c) any alleged or actual violation of any Environmental Law (as defined below), any unsafe or improper use or storage of any Hazardous Substance (as defined below) or any condition created by or arising therefrom including any actual or threatened pollution or contamination at or about the Premises or the Building, whether or not due to negligence, an omission or a willful act.

         Except to the extent caused by the negligence or willful misconduct of Tenant or its employees, agents or representatives and to the extent Tenant does not receive proceeds pursuant to its insurance policies, Landlord shall indemnify and hold harmless Tenant, its agents, representatives, successors or assigns, from and against any and all losses, damages, liabilities, claims, penalties, costs or expenses (including reasonable attorney's fees actually incurred at standard rates), whether caused by Landlord or by its agents, servants, employees or licensees occasioned by, or arising or resulting from or growing out of (a) Landlord's use of or entry upon the Premises or the Building, or from the conduct of Landlord's business, or from any activity, work or thing done by Landlord in or about the Premises or the Building; (b) the breach or default in the performance of any obligation on Landlord's part to be performed under the terms of this Lease or arising from any act or omission of Landlord or its agents, representatives or employees; or (c) any actual violation of any Environmental Law, any unsafe or improper use or storage of any Hazardous Substance by Landlord or any condition created by or arising therefrom, including any actual pollution or contamination at or about the Building by Landlord whether or not due to negligence, an omission or a willful act.

         The indemnification provisions contained herein shall not be deemed to be limited by the limits of any insurance policies required under this Lease and shall survive the expiration or sooner termination of this Lease. The indemnifying party shall defend any suit, action or proceeding commenced or brought against the other party in connection with any indemnity or obligation of the indemnifying party contained in this Section regardless of any alleged fault or cause and the indemnifying party shall employ legal counsel reasonably satisfactory to the other party to defend such suits, actions or proceedings. The indemnifying party shall deliver to the other party copies of the documents served in any such suit, action or proceeding and, whenever requested by such other party, shall advise as to the status of such suit, action or proceeding. If the indemnifying party fails to defend diligently any such suit, action or proceeding, or if such other party elects to defend by written notice to the indemnifying party at any time, such other party shall have the right (but not the obligation) to defend the same at the indemnifying party's expense. The indemnifying party shall not settle any such suit, action or proceeding without the other party's prior written consent. The indemnifying party shall give timely notice of such suit, action or proceeding and the claims thereof to the other party and each insurer issuing an insurance policy required under this Lease.

         16. TENANT'S COMPLIANCE; INSURANCE REQUIREMENTS; WAIVER OF SUBROGATION. Tenant shall comply with all applicable laws, ordinances and regulations affecting the Premises, including the Rules and Regulations set forth in Exhibit C and any other nondiscriminatory rules for tenants as may be developed from time to time by Landlord and delivered to Tenant or posted on the Premises. Tenant shall maintain and care for its personal property and trade fixtures located in the Premises, insure such personal property and fixtures in all respects, and shall neither have nor make any claim against Landlord for any loss or damage to the same, regardless of the cause therefor except to the extent of the negligence or willful misconduct of Landlord or its agents or employees. Throughout the Term, Tenant, at its sole cost and expense, shall keep or cause to be kept for the mutual benefit of Landlord and Tenant the following insurance: (a) commercial general liability insurance naming Landlord, and Landlord's agent, Tri Properties, Inc., as an additional insured against any and all claims for bodily injury and property damage occurring in or about the Premises arising out of Tenant's use and occupancy of the Premises, such insurance to have a combined single limit coverage of not less than $1,000,000 per occurrence with a $2,000,000 aggregate limit and excess umbrella liability insurance in the amount of $2,000,000 (If Tenant has other locations that it owns or leases, the policy shall include an aggregate limit per location endorsement) and such insurance to be primary and non-contributing to any insurance available to Landlord and Landlord's insurance shall be in excess thereto, and in no event shall the limits of such insurance be considered as limiting the liability of Tenant under this Lease; (b) personal property insurance insuring all equipment, trade fixtures, inventory, fixtures and personal property located on or in the Premises for perils covered by the causes of loss--special form (all risk), together with coverage for flood, earthquake and boiler and machinery (if applicable), such insurance to be written on a replacement cost basis in an amount equal to one hundred percent (100%) of the full replacement value of the aggregate of the foregoing property; (c) workers' compensation insurance in accordance with statutory law and employers' liability insurance with a limit of not less than $100,000 per employee and $500,000 per occurrence; and (d) such other insurance as Landlord reasonably deems necessary and consistent with the requirements of other similar tenants in the Business Park or required by Landlord's beneficiaries or mortgagees of any deed of trust or mortgage encumbering the Premises. The policies required to be maintained by Tenant shall be with companies rated AX or better in the most current issue of Best's Insurance Reports. Insurers shall be licensed to do business in the State of North Carolina and domiciled in the United States of America. Any deductible amounts under any insurance policies required hereunder shall not exceed $20,000, except for Tenant's flood and earth movement insurance which may contain deductible amounts up to $50,000. Certificates of insurance (or certified copies of the policies if required by Landlord) shall be delivered to Landlord prior to the commencement date and thereafter at least thirty (30) days prior to the expiration date of the old policy. Landlord and Tenant agree that all contractors working at or within the Premises at the direction of either Landlord or Tenant shall be adequately insured in a commercially reasonable manner. Tenant shall have the right to provide insurance coverage which it is obligated to carry pursuant to the terms hereof in a blanket policy, provided such blanket policy expressly affords coverage to the Premises and to Landlord directly as required by this Lease. Each policy of insurance shall provide notification to Landlord at least thirty (30) days prior to any cancellation or modification resulting in a reduction of insurance coverage. Landlord and Tenant hereby release the other from any and all liability or responsibility to the other or anyone claiming through or under them, by way of subrogation or otherwise, from any loss or damage to property caused by fire or any other perils insured under policies of insurance covering such property (but only to the extent of the insurance proceeds payable under such policies), even if such loss or damage is attributable to the fault or negligence of the other party, or anyone for whom such party may be responsible, including any other tenants, owners or occupants of the Building. The foregoing notwithstanding, this mutual release shall be applicable and in force and effect only to the extent lawful at the time any claim is made, and in any event only with respect to loss or damage occurring during such times as the releasor's policies shall contain a clause or endorsement providing that any such release shall not adversely affect or impair said policies or prejudice the right of the releasor to recover thereunder, and then only to the extent of insurance proceeds payable under such policies. Landlord and Tenant shall request its insurance carriers to include in its policies such a clause or endorsement. If additional cost shall be charged therefor, the party responsible for procuring such insurance shall pay such additional costs.

         17. CASUALTY DAMAGE. If the Premises, or any part thereof, shall be damaged by fire or other casualty, Tenant shall give prompt written notice thereof to Landlord. In case the Premises shall be so damaged by fire or other casualty that substantial alteration or reconstruction of the Premises shall, in Landlord's sole opinion, be required, Landlord may, at its option, terminate this Lease and the term and estate hereby granted, by notifying Tenant in writing of such termination within sixty (60) days after the date of damage, in which event the rent shall be abated as of the date of damage. If Landlord does not elect to terminate this Lease, Landlord shall within ninety (90) days after the date of such damage commence to repair and restore the Premises and shall proceed to restore the Premises (except that Landlord shall not be responsible for delays beyond its control) to substantially the same condition in which it was immediately prior to the happening of the casualty, except that Landlord shall not be required to rebuild, repair, or replace any part of Tenant's furniture, furnishings, fixtures or equipment removable by Tenant, and such work shall not in any event exceed the scope of the work done by Landlord in originally constructing the Premises nor shall Landlord in any event be required to spend for such work an amount in excess of the insurance proceeds actually received by Landlord as a result of the fire or other casualty. For the period of restoration, rent shall abate as of the date of damage, unless Tenant is able to continue its occupancy of the Premises during restoration whereupon rent shall be adjusted and prorated in the proportion which the area of unusable lease space bears to the total Premises. In any event, except to the extent of

Landlord's gross negligence or willful misconduct, Landlord shall not be liable for any inconvenience or annoyance to Tenant, injury to the business of Tenant, loss of use of any part of the Premises by Tenant or loss of Tenant's personal property resulting in any way from such damage or the repair thereof. If the Premises or any other portion of the Building are damaged by fire or other casualty resulting from the omission, fault or negligence of Tenant or any of Tenant's agents, employees, or invitees, rent due hereunder shall not be abated or diminished during the repair of such damage and Tenant shall be liable to Landlord for the cost and expense of the repair and restoration of the Premises and Building caused thereby to the extent such cost and expense is not covered by insurance proceeds.

         18. PASS THROUGH--PRORATED INSURANCE COSTS. For the Term, Landlord shall keep the Building containing the Premises insured against loss or damage by fire with extended coverage endorsement in an amount sufficient to prevent Landlord from becoming a co-insurer under the terms of applicable policies, but, in any event, in an amount not less than ninety (90%) percent of the full insurable value of the Building as determined from time to time. Tenant agrees to pay Landlord in advance monthly as additional rent its "pro rata share" (as defined below) of the estimated premiums and costs of such Landlord insurance throughout the Term, and any renewals or extensions hereof. Tenant's "pro rata share" of such insurance costs shall mean that percentage found by dividing the agreed to rentable square footage of the Premises by the agreed to rentable square footage of the Building(s) (in which the Premises is located) subject of the insurance. In this instance, the "pro rata share" computation is as follows:
12,764 rentable square feet of the Premises divided by 32,713 rentable square feet of the Building equals 39.0%. This computed monthly charge estimated by Landlord shall be paid by Tenant until such time when the charge shall be adjusted to reflect actual insurance costs for the year. If the reconciliation of the charges shows a deficiency, such deficiency shall be paid by Tenant to Landlord within thirty (30) days after receipt of written demand therefor by Landlord; if it shows a credit, the credit will be applied in a lump sum against Tenant's next rent payment. For the first calendar year beginning with January 1, 1998, Tenant's estimated proportionate share of the premiums and costs of such Landlord insurance shall be Three cents ($.03) per square foot for each rentable square foot of the Premises per annum, payable in advance in equal monthly installments.

         19. PASS THROUGH--PRORATED TAXES. Tenant shall pay Landlord in advance monthly as additional rent its "pro rata share" (as determined in accordance with the terms of Section 18 hereof) of any sale, use and/or occupancy tax imposed on rents collected by Landlord (other than City, State or Federal Income and Franchise Taxes) or any tax on rents in lieu of ad valorem taxes, notwithstanding that any such tax may be levied or assessed against Landlord. Tenant further agrees to pay Landlord its "pro rata share" (as determined in accordance with the terms of Section 18) of ad valorem or any other property tax imposed upon the Building(s) (of which the Premises is a part) subject to the tax, regardless of the taxing authority or authorities levying the same. Furthermore, Tenant shall make timely payments of all ad valorem taxes and assessments made against Tenant's stock of merchandise, furniture, furnishings, trade fixtures, equipment, supplies and other property located on or used in connection with the Premises and of all privilege and business licenses, taxes and similar charges for which Tenant may be responsible. If the assessed value of the Building in which the Premises are located is increased by a taxing authority because of alterations or modifications to the Building made at Tenant's request or made by Tenant, then the additional taxes attributable to such increase in valuation shall be the sole responsibility of Tenant, and shall be included monthly as additional rent to be paid by Tenant. For the first calendar year beginning with January 1, 1998, the amount of Tenant's estimated share of ad valorem taxes shall be Eighty cents ($.80) per square foot for each rentable square foot of the Premises per annum, payable in advance in equal monthly installments.

         20. PASS THROUGH--OPERATING EXPENSE CHARGES. Landlord will operate and maintain the common areas of the Building, and related areas and facilities referred to in Section 7 above, all as shown in Exhibit A-3 (Site Plan). For the Term or any extension hereof, Tenant shall pay Landlord as additional rent a minimum sum as a common areas operating expense charge equal to Sixty-Six cents ($0.66) per square foot for each rentable square foot of the Premises, per annum, namely the sum of Eight Thousand Four Hundred Twenty-Four and 24/100 Dollars ($8,424.24) which shall be due and payable in monthly installments of Seven Hundred Two and 02/100 Dollars ($702.02) each, in advance as rent is due. In addition, Tenant shall pay Landlord as additional rent Tenant's proportionate share of the Business Park fee payable by Landlord equal to Four and one-half cents ($.045) per square foot for each rentable square foot of the Premises per annum, payable in advance in equal monthly installments. In the event that the actual operating expenses for the common areas as prorated shall exceed the minimum sum shown above, Tenant shall pay its "pro rata share" (as determined in accordance with the terms of Section 18 or if with respect to an operating expense concerning the business park common areas, then a "business park amenities pro rata share" determined from a percentage found by dividing the agreed to rentable square footage of the Premises by the rentable square footage of all benefiting buildings within the business park) of any such increase, as a monthly charge in advance as rent is due. As used herein, the term "operating expense" shall mean and include all actual operating costs concerning the operation or maintenance of the common areas as determined by standard accounting practices and shall include by way of illustration, but not limited to: property management fees, ad valorem real and personal property taxes, legal fees and other costs incurred in connection with protesting tax assessment in good faith, hazard and liability insurance premiums, common area utilities, common area maintenance services, common area facilities, business park amenities, landscaping, snow removal, asphalt and pavement repair, labor, materials, supplies, equipment and tools, permits, licenses and inspection fees. The term "operating expense" shall not include depreciation on the Building in which the Premises are located or equipment therein (except for the reasonable amortization of the costs for capital investment items which are purchased and installed for the purpose of reducing "operating expenses" but only to the extent of actual reductions in the operating expenses), interest, executive salaries or real estate broker commissions. The term "operating expenses" shall also not include the following items: (a) repairs or other work occasioned by fire, windstorm or other casualty, the costs of which are reimbursed to Landlord by insurers or by others, and repairs or other work occasioned by condemnation proceedings, the costs of which are reimbursed by governmental authorities or by others; (b) costs incurred in renovating or otherwise improving the Building for tenants or other occupants of the Building; (c) costs of correcting defects in the construction of the Building (including latent defects in the Building) or in equipment, except that for the purposes of this subsection (c) costs which are not occasioned by construction defects but rather result from general maintenance and repair or ordinary wear and tear and use shall not be deemed defects; (d) Landlord's cost of electricity and other utilities and services furnished by Landlord for which Landlord is entitled to be reimbursed by tenants (whether or not actually collected by Landlord) as a separate additional charge or rental;
(e) costs (i) incurred due solely to a material violation by Landlord of the terms and conditions of any lease pertaining to the Building or of any valid, applicable legal requirement, building code, regulation, or law, or (ii) incurred due solely to the Building being in material violation of any such legal requirement, building code, regulation or law which exists as of the date construction of the Premises commences or (iii) incurred due to an increase in the rate of insurance on the Building or its contents which is caused solely by the act of any tenant other than Tenant; (f) overhead and profit increment paid to subsidiaries or affiliates of Landlord or its partners for services on or to the Building, to the extent that such costs of such services exceed competitive costs for such services rendered by other persons or entities of similar skill, competence and experience; (g) costs of Landlord's general overhead and general administrative expenses which would not be chargeable to operating expenses of the Building under generally accepted accounting principles; (h) all items and services for which Tenant reimburses Landlord (other than Tenant's pro rata share of operating expenses) or for which Tenant pays third persons on behalf of Landlord; (i) any other expenses which, under generally accepted accounting principles, would not be classified as customary maintenance or operating expenses of the Building; and (j) any fines, penalties, legal judgments or settlements of causes of action by or against Landlord. The annual statement of said operating expenses shall be made available to Tenant upon Tenant's request.

         21. ACCOUNTING FOR PASS THROUGH CHARGES. Landlord shall send to Tenant, in writing, a statement of the amount of any additional rent determined due pursuant to Sections 18, 19 and 20 after the end of the year with respect to which such additional rent is due. The amount of such additional rent required to be paid pursuant to the provisions of this Lease, as well as any other sums of money or charges required to be paid by Tenant under this Lease, whether or not the same shall be designated "additional rent," shall nevertheless, if not paid when due, be collectible as additional rent with the next installment of rent thereafter falling due. Nothing herein contained shall be deemed to suspend or delay the payment of any amount of money or charge at the time the same becomes due and payable hereunder or otherwise limit any remedy of Landlord to collect the same. Tenant shall pay to Landlord monthly in advance, one-twelfth (1/12) of the estimated annualized amounts shown as Tenant's "pro rata share" of any additional rent to be paid in anticipation of such rent due to provide for increases in operating expenses and other expenses as specified in Sections 18, 19 or 20 hereof for the then current calendar year, and all such additional monthly payments shall be credited in a lump sum to Tenant's rent next due to the extent that the amount paid by Tenant exceeds the amount actually due. Any deficiency owed by Tenant pursuant to such an accounting shall be paid by Tenant within thirty (30) days after receipt of written demand therefor by Landlord.

         Not more than once during each Lease Year, Tenant may, at Tenant's sole cost and expense, audit Landlord's records and all information pertaining to operating expense charges in order to verify the accuracy of Landlord's determination of Tenant's share of operating expenses provided that:

         (i) Tenant must give notice to Landlord of its election to undertake said audit within one hundred twenty (120) days after receipt of the statement of the actual amount of Tenant's share of operating expenses for the preceding calendar year from Landlord;

         (ii) Such audit will be conducted only during regular business hours of the office where Landlord maintains records of operating expenses and only after Tenant gives Landlord fourteen (14) days advance written notice;

         (iii) Tenant shall deliver to Landlord a copy of the results of such audit within fifteen (15) days of its receipt by Tenant;

         (iv) No audit shall be conducted at any time that Tenant is in default of any of the terms of this Lease;

         (v) No subtenant shall have any right to conduct an audit and no assignee shall conduct an audit for any period during which such assignee was not in possession of the Premises; and

         (vi) Such audit reviewed by Tenant shall not postpone or alter the liability and obligation of Tenant to pay any amounts due under the terms of this Lease.

         Within thirty (30) days after Tenant's receipt of such audit, Tenant must give notice to Landlord of any disputed amounts and identify all items being contested in Landlord's statement of Tenant's share of operating expenses. If Landlord and Tenant cannot agree upon any such item as to which Tenant shall have given such notice, the dispute shall be resolved by an audit by a major accounting firm mutually acceptable to Landlord and Tenant and notwithstanding anything contained herein to the contrary, the cost of said audit shall be paid by the non-prevailing party; provided, however, Tenant will not be considered the "prevailing party" for purposes of this paragraph unless the accounting firm's audit reveals an overcharge by Landlord in excess of five percent (5%) of Tenant's share of operating expenses for the particular calendar year in question.

         22. LANDLORD LIABILITY. Tenant agrees that Landlord shall not be liable for injury to Tenant's business or any loss of income therefrom or for any damage to any goods, wares, merchandise, or other property of Tenant, or Tenant's contractors, agents, employees, invitees, customers or any other person in or about the Premises, unless such damage or loss is solely caused by Landlord, its agents, employees or representatives, nor shall Landlord be liable for injury to the person of Tenant or to Tenant's contractors, agents, employees, invitees or customers whether such damage or injury is caused by or results from fire, steam, electricity, gas, water or rain, or from the breakage, leakage, obstruction or other defects of pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures or from any other cause, whether said damage or injury results from conditions arising upon the Premises or upon other portions of the Building of which the Premises are a part, or from other sources or places, regardless of whether the cause of such damage or injury or means of repairing the same is inaccessible to Tenant except to the extent of the negligence or willful misconduct of Landlord, its agents or employees. Landlord shall not be liable for any loss or damages arising from any act or neglect of any other tenant. The term "Landlord" as used in this Lease so far as covenants or obligations on the part of Landlord are concerned shall be limited to mean and include only the owner or owners of the Premises and Building at the time in question, and in the event of any transfers or conveyances, the then grantor shall be automatically freed and released from and after the date of such transfer or conveyance of all liability as respects the performance of any covenant or obligation on the part of Landlord contained in this Lease on the part of Landlord shall be binding on Landlord, its successors and assigns only during and in respect to their respective successive periods of ownership. Notwithstanding any other provision contained herein to the contrary, in the event of a breach hereof by Landlord or the failure of Landlord to perform any of its obligations hereunder, Landlord shall have no personal liability therefor, but Tenant shall look solely to Landlord's interest in the Premises for satisfaction of any claim or loss.

         23. CARE OF PREMISES. Tenant shall at all times keep the Premises and adjoining areas and appurtenances (subject to its reasonable control) in a clean and neat condition. Tenant covenants and agrees that Tenant, for itself, its employees, representatives and visitors, shall:

         (a) Prohibit anything within Tenant's control which shall endanger or cause injury to any person or property.

         (b) Prohibit any excessive loads within the Premises or any part of the common areas, including parking areas.

         (c) Prohibit any disturbing or offensive odors, fumes, gases, smoke, dust, steam vapors, noise or vibrations.

         (d) Keep the entryways, sidewalk and delivery and service areas clean and free from Tenant's rubbish.

         (e) Keep the interior free of vermin. Landlord acknowledges that poultry kept on the Premises in conjunction with Tenant's permitted use shall not be deemed vermin.

         (f) Prohibit the use of sinks, toilets or urinals for any purpose except that for which they are designated and installed.

         (g) Store all trash and garbage inside the Premises and provide for its prompt and regular removal for disposal outside the Building and common areas.

         (h) Comply otherwise with all rules and regulations of Landlord, including those Rules and Regulations set forth in Exhibit C.

         24. QUIET ENJOYMENT. Upon Tenant's paying the rent and other sums herein reserved and its performing the covenants and agreements hereof, Tenant shall peaceably and quietly have, hold and enjoy the Premises, and all rights, privileges, easements and appurtenances in any way appertaining thereto, during the Term.

         25. SURRENDER; HOLDING OVER. Tenant will vacate and deliver up the Premises and all improvements, additions and alterations thereto, except and only to the extent Landlord requests removal of such improvements, additions and alterations pursuant to Section 13 (except Tenant signs, equipment and trade fixtures installed by Tenant at its expense which may be removed by Tenant), at the expiration or termination of this Lease, in a good, clean and tenantable condition as the same were at the beginning of Tenant's occupancy, excepting reasonable wear and tear (but not any extraordinary or unusual wear and tear due to Tenant's use of the Premises), damage by fire and other casualty or appropriation by eminent domain. Tenant expressly agrees to perform and complete any and all of its repair or maintenance obligations specified under Section 9 prior to its vacating the Premises. Tenant may remove its trade fixtures and equipment within five (5) days after the expiration or sooner termination of this Lease, provided (a) Tenant is not in default hereunder; (b) removal of Tenant item can be accomplished without major damage to the Premises; and (c) Tenant immediately repairs (or reimburses Landlord for the cost of repairing any resulting damage or defacement). Otherwise, all such items shall become Landlord's property. Upon its surrender of the Premises, Tenant agrees to provide that all entrance and exit doors are repaired and in good order, all lighting and ballast are repaired and in good working order and all lights are replaced, as necessary and burning, in addition to any other Tenant obligation in connection with the condition of the Premises upon surrender.

         Tenant shall not acquire any right or interest in the Premises by remaining in possession after the expiration or sooner termination of this Lease without Landlord's consent. During any such period of holding over without Landlord's consent, Tenant shall be a tenant-at-sufferance only, occupying the Premises without the consent of Landlord, but nevertheless subject to and bound by all terms and conditions of this Lease except those as to term hereof and except that during such holdover tenancy, Tenant shall pay to Landlord (a) rent at the rate equal to One Hundred Fifty Percent (150%) of the rate of rent then existing at the end of this Lease, and (b) Tenant's pro rata share of any and all operating expenses and all other additional rent payable hereunder.

         26. ASSIGNMENT AND SUBLEASING. Tenant may not assign, transfer, mortgage or encumber this Lease, or sublease the Premises, in whole or in part, without first obtaining the prior written consent of Landlord, which, provided there is no change in the use of the Premises, shall not be unreasonably withheld. Any assignment or sublease to which Landlord may consent (one consent not being any basis to contend that Landlord should consent to a further change) shall not relieve Tenant of any of its obligations hereunder. The withdrawal or change, whether voluntary, involuntary or by operation of law, of persons or entities owning a controlling interest in Tenant, or the sale of Tenant's business, shall be deemed a voluntary assignment of this Lease and subject to the provisions of this Section
26. Acceptance of rent by Landlord after any non-permitted transfer or assignment shall not constitute approval thereof by Landlord.

         Notwithstanding anything in this Section to the contrary, Tenant may, without Landlord's consent, assign, transfer, or sublet its leasehold interest to a corporation, partnership, limited liability company, or other entity more than fifty percent (50%) of the ownership of which is owned by Tenant, or to a corporation, partnership, limited liability company, or other entity, which owns more than fifty percent (50%) of the ownership interest in Tenant or to an entity purchasing all or substantially all of the assets of Tenant. In the event of any assignment, sublease or other transfer of this Lease or all or any portion of the Premises, Tenant shall remain fully responsible and directly liable for the payment of all rent payable pursuant to this Lease and for compliance with all of Tenant's other obligations hereunder.

         Landlord may at any time during the Term assign its interest in this Lease without the consent of Tenant. Landlord shall promptly notify Tenant in writing of the identity and address of the assignee and Landlord shall cause the assignee to notify Tenant in writing of the address for payment of rent.

         Except as otherwise expressly permitted in this Lease, in no event shall this Lease be assignable by operation of any law, and Tenant's rights hereunder may not become, and shall not be listed by Tenant as an asset under any bankruptcy, insolvency or reorganization proceedings. Tenant is not, may not become, and shall never represent itself to be an agent of Landlord, and Tenant expressly recognizes that Landlord's title is paramount, and that it can do nothing to affect or impair Landlord's title. If this Lease shall be assigned or the Premises or any portion thereof sublet by Tenant at a rental that exceeds the rental to be paid to Landlord hereunder attributable to the Premises or that portion thereof so assigned or sublet, as the case may be, then and in such an event, any such excess rent shall be paid over to Landlord by Tenant as additional rent hereunder. Tenant agrees to reimburse Landlord all reasonable out of pocket costs associated with Tenant's efforts to sublease or assign all or part of the Premises including, but not limited to, legal fees, management charges, construction management, engineering, architectural fees etc.

         27. SUBORDINATION; ATTORNMENT. Tenant agrees that this Lease will either be subordinate or superior to any mortgage or other security instrument heretofore or hereafter executed by Landlord covering the Premises, depending on the requirements of such mortgagee. On request, Tenant will execute such agreements making this Lease superior or subordinate as Landlord's mortgagee may request, and will agree to attorn to said mortgagee providing the mortgagee agrees not to disturb Tenant's possession hereunder so long as Tenant is in compliance with this Lease. Landlord consents to Tenant's execution of Landlord's mortgagee's subordination, attornment and non-disturbance agreement (the "SNDA"), and to be bound by the provisions thereof. Further Tenant agrees to execute within ten (10) days of request therefor, and as often as requested, estoppel certificates setting forth the facts with respect to date of occupancy, termination date of this Lease, the amount of rent due and date to which rent is paid, whether or not it has any defenses or offsets to the enforcement of the Lease or knowledge of any default or breach by Landlord, and that this Lease is in full force and effect except as to any modifications or amendments, copies of which Tenant shall attach to such estoppel certificate. Tenant agrees to attorn to any successor of Landlord. Notwithstanding the foregoing, the subordination of Tenant's interest in this Lease and the Premises shall be subject to the execution by Landlord's mortgagee of an SNDA in a commercially reasonable form.

         28. DEFAULT. If Tenant: (a) fails to pay all rent as provided in this Lease when due; (b) breaches any other agreement or obligation herein set forth;
(c) files (or has filed against it) any petition or action for relief under any creditor's law (including bankruptcy, reorganizations, or similar actions), either in state or federal court and in the case of an involuntary bankruptcy filing, the petition is not dismissed within ninety (90) days after the filing of same; or (d) becomes insolvent, makes any transfer in fraud of creditors, has a receiver appointed for its assets, or makes an assignment for benefit of creditors, then in addition to any other lawful right or remedy which it may have, Landlord, subject to its duty to mitigate damages, may do the following:
(A) declare the rent for the balance of the Term immediately due and payable, and collect the same less all sums received from any reletting of the Premises or in the event the Premises is not relet, the present value of the then fair rental value of the Premises for the remainder of the term based upon a discount rate of ten percent (10%) per annum, by distress or otherwise; (B) terminate this Lease; or (C) repossess the Premises, and with or without terminating, relet the same at such amount as Landlord deems reasonable, and if the amount is less than Tenant's rent, Tenant shall immediately pay the difference on demand to Landlord, but if in excess of Tenant's rent, the entire amount shall belong to Landlord free of any claim of Tenant thereto. All expenses of Landlord in repairing, restoring or altering the Premises or reletting, together with leasing fees, all other expenses in seeking and obtaining a new tenant, the unamortized portion of Landlord's upfit costs incurred in connection with this Lease and other damages and costs, shall be charged to and be a liability of Tenant. Landlord's reasonable attorneys fees actually incurred at standard rates in pursuing any of the foregoing remedies, or in collecting any rents due by Tenant hereunder, shall be paid by Tenant, which fees as to rents collected shall be the actual amount of such fees and expenses as may be allowed by law. All rights and remedies of Landlord are cumulative, and the exercise of any one shall not be an election excluding Landlord at any other time from exercising a different or inconsistent remedy. No waiver by Landlord or any covenant or condition shall be deemed to imply or constitute a further waiver of the same at a later time, and acceptance of rent by Landlord even with knowledge of a default by Tenant shall not constitute a waiver of such default. Notwithstanding anything contained herein to the contrary, Tenant shall not be in default hereunder with respect to the payment of any rental or other sum of money payable hereunder until Landlord shall have given Tenant written notice of such failure and such failure shall have continued for three (3) business days after Tenant's receipt of such notice; provided, however, Tenant shall not be entitled to more than two (2) such notices per calendar year. In the case of Tenant's breach of any other non-monetary agreement or obligation in this Lease, Tenant shall not be in default hereunder with respect to same until Landlord shall have given Tenant written notice of such breach and Tenant's failure shall have continued for a period of thirty
(30) days after receipt of such notice; provided, however, if such breach is not capable of being cured within said thirty (30) day period, it shall only be deemed a default if Tenant shall have failed to commence such cure within said thirty (30) day period or once such cure has commenced, Tenant shall have failed to prosecute such cure to completion within a reasonable period of time thereafter.

         29. ATTORNEY'S FEES. If either party places in the hands of an attorney the enforcement of this Lease or any part thereof, for the collection of any rent due or to become due hereunder, or recovery of the possession of the Premises, or files suit upon the same, the non-prevailing (or defaulting) party shall pay the other party's reasonable attorneys' fees and court costs.

         30. INSPECTION. Tenant agrees that Landlord, its agents and other representatives, shall have the right to enter into, and upon, the Premises, or any part thereof, at all reasonable times during business hours upon prior reasonable notice (except to the extent circumstances render such notice impractical) for the purposes of inspecting or showing the same. Tenant further agrees that Landlord may enter the Premises at all reasonable times during business hours to post "For Rent" signs during the last six (6) months of the Term, which signs may not be removed by Tenant. In conjunction with such inspection, Landlord agrees to use reasonable efforts to not materially interfere with Tenant's use and occupancy of the Premises and shall observe such reasonable requirements as Tenant may impose (e.g. wearing sterile clothing and booties for entry into "clean rooms") to protect Tenant's work in process and proprietary information.

         31. CONDEMNATION. If the Premises are totally taken by condemnation, this Lease shall terminate on the date of taking. If only a portion of the Premises is taken by condemnation and Tenant can continue use of the remainder of the Premises for the normal conduct of its business, then the Lease will not terminate, but rent shall abate in a just and proportionate amount to the loss of use occasioned by the taking. Tenant shall have no right or claim to any part of any award made to or received by Landlord for any taking and no right or claim for any alleged value of the unexpired portion of this Lease; provided, however, that Tenant shall not be prevented from making a claim against the condemning party (but not against Landlord) for any moving expenses, loss of profits, or taking of Tenant's personal property (other than its leasehold interest) to which Tenant may be entitled.

         32. RIGHT TO RELOCATE. At any time prior to Tenant's delivery of a building permit relative to the construction of the Tenant Improvements to Landlord, Landlord may, at its option, substitute for the Premises other space (hereafter called "Substitute Premises") within the Building or within another building located in the business park as may be generally shown on Exhibit A-2 before the commencement date or at any time during the Term or any extension of this Lease. Insofar as reasonably possible and to the extent available, the Substitute Premises shall have square footage comparable to that of the Premises. Landlord shall give Tenant at least thirty (30) days written notice of its intention to relocate Tenant to the Substitute Premises. This notice will be accompanied by a floor plan of the Substitute Premises. After such notice, Tenant shall have ten (10) days within which to agree with Landlord on the proposed new space and unless such agreement is reached within such period of time, this Lease shall terminate at the end of the thirty (30) day period following the aforesaid notice. Landlord agrees to construct or alter, at its own expense, the Substitute Premises as expeditiously as possible so that they are in substantially the same condition that the Premises were in immediately prior to the relocation. Landlord shall have the right to reuse the fixtures, improvements, and alterations used in the Premises. Tenant agrees to occupy the Substitute Premises as soon as Landlord's work is substantially completed. Landlord shall credit Tenant with one month's rent then due as a moving allowance. Except as provided herein, Tenant agrees that all of the obligations of this Lease, including the payment of rent, will continue despite Tenant's relocation of the Substitute Premises. Upon substantial completion of the Substitute Premises, this Lease will apply to the Substitute Premises as if the Substitute Premises had been the space originally described in this Lease. Landlord shall use all reasonable efforts to minimize any period when the Premises shall be closed to the public as a result of relocation. Tenant's rent shall abate from the date the Premises are closed until the date the Substitute Premises are open for business. Tenant agrees to use all reasonable efforts to open for business in the Substitute Premises as quickly as is reasonably possible under the circumstances. Except as provided above, Landlord shall not be liable or responsible in any way for damages or injuries suffered by Tenant pursuant to the relocation in accordance with this provision including, but not limited to, loss of goodwill, business, or profits. Within ten (10) days of Tenant's occupancy of the Substitute Premises, Tenant agrees to execute an endorsement to this Lease confirming essential terms concerning the Substitute Premises, including, without limitation, rental; a Premises description; Tenant's proportionate share, etc.

         33. SECURITY DEPOSIT. Subject to the terms of the Lease Addendum, on or before that date which is thirty (30) days prior to the date of expiry of the Letter of Credit (as defined in the Lease Addendum), Tenant shall deposit an amount equal to the then-current amount of one (1) month's Minimum Rent with Landlord which sum Landlord shall retain as security for the performance by Tenant of each of its obligations hereunder. If Tenant fails at any time to perform its obligations, Landlord may at its option apply said deposit, or so much thereof as is required, to cure Tenant's default. If prior to the expiration or termination of this Lease Landlord depletes said deposit in whole or in part, Tenant shall immediately restore the amount so used by Landlord. This deposit shall not bear interest, and unless Landlord uses the same to cure a default of Tenant, or to restore the Premises to the condition that Tenant is required to leave them at the conclusion of the Term, Landlord shall within thirty (30) days of the termination or expiration of the Lease refund to Tenant so much of the deposit as remains.

         34. NOTICES. Any notices which Landlord or Tenant is required or desires to give the other shall be deemed sufficiently given or rendered if, in writing, is delivered personally or sent by regular mail, or if an event of default is claimed, then either delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested to the address listed below. Any notice given herein shall be deemed delivered when the return receipt therefore is signed, or refusal to accept the mailing by the addressee is noted thereon by the postal authorities.

                  LANDLORD:         Petula Associates, Ltd.
                                    Commercial Real Estate Equities
                                    711 High Street
                                    Des Moines, IA 50392
                                    Attention: Bruce K. Bruene


                  With a copy to:   TriProperties
                                    Yorkshire Property Manager
                                    1009 Slater Road, Suite 110
                                    Durham, NC 27703
                                    Attention: David M. Adams

                  TENANT:           Embrex, Inc.
                                    1035 Swabia Court
                                    Durham, NC 27703
                                    Attention:  Chief Financial Officer

         35.      HAZARDOUS MATERIALS; ENVIRONMENTAL COMPLIANCE.

         A. Tenant's Responsibility. Tenant shall not (either with or without negligence) cause or permit the escape, disposal or release of any amount of biologically active or other hazardous substances, or materials in excess of any applicable legal standards (collectively hereinafter referred to as "Hazardous Substances"). Tenant shall not allow the storage or use of said Hazardous Substances in any manner prohibited by law or otherwise inconsistent with commercially reasonable standards for the storage and use of such Hazardous Substances comparable to other first class flex-space buildings used for or containing laboratories using Hazardous Substances, nor allow to be brought into the Building or the business park as generally shown in Exhibit A-3 any such Hazardous Substances except to use in the ordinary course of Tenant's business. Prior to its occupancy of the Premises, Tenant shall provide Landlord with a list of any Hazardous Substances which it plans to introduce to the Premises and thereafter, on each anniversary of the Commencement Date, Tenant shall update said list and identify which Hazardous Substances have been used within the Premises and which Hazardous Substances may be used within the Premises in the future. In addition, prior to Tenant's occupancy of the Premises, Tenant agrees to submit a plan detailing the method of disposal, storage and treatment of such Hazardous Substances to Landlord for Landlord's approval. Tenant covenants and agrees that the Premises will, at all times during its use or occupancy thereof, be kept and maintained so as to comply with all now existing or hereafter enacted or issued statutes, laws, rules, ordinances, orders, permits, and regulations of all state, federal, local, and other governmental and regulatory authorities, agencies, and bodies applicable to the Premises, pertaining to environmental matters, or regulating, prohibiting or otherwise having to do with asbestos and all other toxic, radioactive, or hazardous wastes or materials including, but not limited to, the Federal Clean Air Act, the Federal Water Pollution Control Act, and the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as from time to time amended (all hereinbefore and hereinafter collectively called the "Environmental Laws" or "Laws"). Landlord warrants and represents to Tenant that the construction of the shell of the Building by Landlord and its contractor shall comply in all material respects with applicable laws. Notwithstanding the foregoing, any noncompliance with such applicable laws shall not have a materially adverse impact on Tenant's use or occupancy of the Premises or the health or safety of Tenant, its employees or invitees.

         B. Tenant's Liability. In addition to the indemnifications contained in
Section 15 hereof, Tenant shall hold Landlord, its agents, representatives, successors or assigns, free, harmless, and indemnified from any penalty, fine, claim, demand, liability, cost, or charge whatsoever which Landlord or others as aforesaid shall incur, or would otherwise incur, by reason of Tenant's failure to comply with this Section 35; including, but not limited to: (i) the cost of bringing the Premises into compliance with all Laws; (ii) the reasonable cost of all appropriate tests and examinations of the Premises to confirm that the Premises have been brought into compliance with all Laws; and (iii) the reasonable fees and expenses of Landlord's attorneys, engineers, and consultants incurred by Landlord in enforcing and confirming compliance with Section 35.

         C. Property. For the purposes of this Section 35, the Premises shall include the Premises identified in Section 1 above, together with the real estate covered within the Site Plan, Exhibit A-3, and all structures and improvements thereon; all personal property used by Tenant in connection with the Premises (including that owned by Tenant); and the soil, ground water, and surface water of the Premises, as this term is defined in this Subsection 35(C).

         D. Inspections by Landlord. Landlord and its engineers, technicians, and consultants (collectively the "Auditors") may, from time to time as Landlord deems appropriate during Tenant's business hours and upon prior reasonable notice (except to the extent emergency circumstances render such notice impractical), conduct periodic tests and examinations ("Audits") of the Premises to confirm and monitor Tenant's compliance with this Section 35 and shall observe such reasonable requirements as Tenant may impose (e.g. wearing sterile clothing and booties for entry into "clean rooms") to protect Tenant's work in process and proprietary information. Such Audits shall be conducted in such manner as to minimize the interference with Tenant's permitted activities on the Premises; however, in all cases, the Audits shall be of such nature and scope as shall be reasonably required by then existing technology to confirm Tenant's compliance with this Section 35. Tenant shall fully cooperate with Landlord and its Auditors in the conduct of such Audits. The cost of such Audits shall be paid by Landlord unless an Audit shall disclose a material failure of Tenant to comply with this Section 35, in which case the cost of such Audit, and the cost of all subsequent Audits made during the Term and within thirty (30) days thereafter (not to exceed two (2) such Audits per calendar year) shall be paid for by Tenant within thirty (30) days after receipt of written demand therefor, together with such supporting documentation as Tenant may reasonably request.

         E. Landlord's Liability. Provided, however, the foregoing covenants and undertakings of Tenant contained in this Section 35 shall not apply to any condition or matter constituting a violation of any Law: (i) which existed prior to the commencement of Tenant's use or occupancy of the Premises and was not caused, in whole or in part, by Tenant or Tenant's agents, employees, officers, partners, contractors, representatives or invitees; or (ii) to the extent such violation is solely caused by the acts or neglects of Landlord, its employees, agents or representatives.

         F. Tenant's Liability After Termination of Lease. The covenants contained in this Section 35 shall survive the expiration or termination of this Lease, and shall continue for so long as Landlord and its successors and assigns may be subject to any expense, liability, charge, penalty, or obligation against which Tenant has agreed to indemnify Landlord under this Section 35.

         36. BROKER'S COMMISSIONS. Tenant represents and warrants that it has not had dealings with any real estate broker, finder or other person, with respect to this Lease in any manner, except Corporate Realty Advisors, the address of which is 4000 WestChase Boulevard, Suite 390, Raleigh, North Carolina 27607 and Tri-Properties, Inc. whose address is 1009 Slater Road, Suite 110, Durham, North Carolina 27703. Landlord shall pay any commissions or fees that are payable to the above-named broker or finder with respect to this Lease. Tenant shall indemnify and hold Landlord harmless from any and all damages resulting from any claims that may be asserted against Landlord by any other broker, finder or other person, with whom Tenant has or purportedly has dealt. The provisions of this Section 36 shall survive the termination or expiration of this Lease.

         37. MISCELLANEOUS. Headings of sections are for convenience only and shall not be considered in construing the meaning of the contents of such sections. The invalidity of any portion of this Lease shall not have any effect on the balance hereof. Should either party institute any legal proceedings against the other for breach of any provision herein contained, and prevail in such action, the other party shall in addition be liable for the costs and expenses of the party initiating the action, including its reasonable attorney's fees. This Lease shall be binding upon the respective parties hereto and upon their heirs, executors, successors and assigns. This Lease supersedes and cancels all prior negotiations between the parties, and changes shall be in writing signed by the party affected by such change. Landlord reserves the right to make and change from time to time rules it deems appropriate for the common use and benefit of all tenants, with which rules Tenant shall comply, provided such rules are reasonable and nondiscriminatory. Any agreed to measurement of space shall be done in accordance with Building Owners and Managers Association ("BOMA") standards used to determine "rentable" square feet for warehouse/flex space. Landlord may sell the Premises subject to the terms of this Lease without affecting the obligations of Tenant hereunder. This Lease may not be recorded without Landlord's prior written consent; provided, however, upon the request of either party, the other agrees to execute and deliver a statutory form of memorandum of lease and the party requesting such memorandum shall prepare the memorandum and be responsible for any applicable recording fees with respect to same. The singular shall include the plural, and the masculine, feminine or neuter includes the other. Each of Landlord and Tenant respectively represents to the other that each has the lawful authority to enter into this Lease and by signing it in their name as set forth below, to be legally bound in accordance with its terms and conditions. No failure by Landlord or Tenant to insist upon the strict performance or observance of any term or condition of this Lease, or to seek redress or to exercise any right or remedy after any such failure or breach hereof, shall constitute a waiver of any such term, condition, obligation, right or remedy, or any such failure or breach then or thereafter occurring. No term, condition or obligation of this Lease to be performed or observed by Tenant or Landlord shall be waived, altered or modified except by a writing executed by Landlord or Tenant, as the case may be. No waiver of any failure, breach or default hereof shall affect or alter this Lease, but each and every term, condition and obligation of this Lease shall continue in full force and effect with respect to any other failure, breach or default. This Lease, and the rights and obligations of each of Landlord and Tenant hereunder shall be governed by and construed in accordance with the laws of the State of North Carolina. Landlord warrants and represents to Tenant that Landlord is seized of fee simple, marketable title to the land on which the Building and the Premises will stand.

         38. SPECIAL CONDITIONS, EXHIBITS AND ADDENDA. The following special conditions, if any, shall apply, and where in conflict with earlier provisions in this Lease shall control. If any Lease Exhibits or Addenda are noted below, such exhibits and addenda are incorporated herein and made a part of this Lease. If there are no special conditions, exhibits or addenda, the word NONE shall be written in the blank below.

         Lease Addendum:           Letter of Credit
         Exhibit A-1:              Floor Plan
         Exhibit A-2:              Legal Description of Real Property
         Exhibit A-3:              Building Site Plan
         Exhibit A-4:              Business Park Site Plan
         Exhibit B:                Space Plan - Tenant Improvements,
                                            Plans and Specifications
         Exhibit B-1:              Landlord's Work
         Exhibit C:                Rules and Regulations
         Exhibit D:                Contract Standards for HVAC, Inspection
                                            Maintenance and Repair
         Exhibit E:                [Intentionally Deleted]
         Exhibit F:                Permitted Signage
         Exhibit G:                Extension of Term

         IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease by hand and under seal affixed hereto in duplicate originals, all as of the day and year first above written.


                                            LANDLORD:

                                            Petula Associates, Ltd.,
                                            an Iowa corporation
ATTEST:

/s/ Timothy E. Minton                       By:  /s/ Ronald B. Franklin
---------------------                            ----------------------
Vice President & Secretary                       Vice President

                                            By:  /s/ Scott D. Harris
[CORPORATE SEAL]                                 -----------------------
                                                 Vice President

                                            TENANT:

                                            Embrex, Inc.,
                                            a North Carolina corporation
ATTEST:

/s/ Don T. Seaquist                         By:  /s/ Randall L. Marcuson
-------------------                              -----------------------
Corporate Secretary                                  CEO & President

[CORPORATE SEAL]

STATE OF IOWA

COUNTY OF POLK

         I, Susan Wieland, a Notary Public in and for said County and State, do certify that Timothy E. Minton personally came before me this day and acknowledged that he is Vice President & Secretary of Petula Associates, Ltd., an Iowa corporation, and that by authority duly given and as the act of the corporation, the foregoing instrument was signed in its name by its Vice President, sealed with its corporate seal, and attested by him as its Vice President and Secretary.

         WITNESS my hand and notarial seal this 13th day of October, 1997.

                                                           /s/ Susan Wieland
                                                           -----------------
                                                           Notary Public
My Commission Expires:

July 28, 2000

(NOTARIAL SEAL OR STAMP)


STATE OF NORTH CAROLINA

COUNTY OF DURHAM

         I, Colleen S. Loree, a Notary Public in and for said County and State, do certify that Don T. Seaquist and Randall L. Marcuson personally came before me this day and acknowledged that he/she is __________ Secretary of Embrex, Inc., a North Carolina corporation, and that by authority duly given and as the act of the corporation, the foregoing instrument was signed in its name by its _________ President, sealed with its corporate seal, and attested by him/herself as its _____ Secretary.

         WITNESS my hand and notarial seal this 5th day of September, 1997.

                                                        /s/ Colleen S. Loree
                                                        --------------------
                                                            Notary Public
My Commission Expires:

April 15, 2001

(NOTARIAL SEAL OR STAMP)

                                   EXHIBIT A-1

                                   FLOOR PLAN

                        [map of floor plan appears here]

                                   EXHIBIT A-2

                       LEGAL DESCRIPTION OF REAL PROPERTY

Being all of Lot S20 of Imperial Center located in Triangle Township, Durham County, North Carolina, containing 15.367 acres, as shown on that plat entitled "Lot S20 - Imperial Center" dated May 4, 1988, prepared by Kenneth Close, Inc. And recorded in Plat Book, Page 166, Durham County Registry.

                                   EXHIBIT A-3

                               BUILDING SITE PLAN

                    [map of building site plan appears here]

                                   EXHIBIT A-4

                             BUSINESS PARK SITE PLAN

                    [map of business park plan appears here]

                                    EXHIBIT B

                                   SPACE PLANS


         Final plans shall be attached.

                                   EXHIBIT B-1

                                 LANDLORD'S WORK


A.       Structural

         1. Steel framing, bar joist and metal deck
         2. Exterior load bearing walls (masonry or stud) and demising wall 3. Metal stairs


B.       Exterior Non-Structural

         1. Windows, frames, glass and blinds
         2. Roofing - membrane, drains and ballast
         3. Utilities stubbed to the Building - electrical, water, sewer


C.       Interior Non-Structural

         1. Fire protection - sprinkler systems, riser
         2. Telephone/Telecommunications, conduit to the equipment room only
         3. Utilities - water, conduit provided; new tap and line by Tenant
         4. Main sewer line and cleanouts

                                    EXHIBIT C

                              RULES AND REGULATIONS


         The following rules and regulations have been adopted by Landlord for the care, protection and benefit of the Building and for the general comfort and welfare of the tenants. These Rules and Regulations shall remain in full force and effect until Tenant is notified in writing by Landlord of any changes and amendments. To the extent any of the Rules and Regulations set forth herein are inconsistent with the provisions of the Lease, the terms and conditions of the Lease shall prevail.

         1. The sidewalks, entrances, halls, passages, elevators, and stairways of the common areas shall not be obstructed or used by Tenant for any other purpose than for ingress and egress. All loading and unloading of goods, furniture, fixtures, equipment and supplies shall be done only in areas and through entrances designated for such purposes.

         2. Toilet rooms and other plumbing facilities shall not be used for any purpose other than those for which they are constructed and no foreign substance of any kind shall be disposed of therein. All repairs required due to breakage, stoppage or damage resulting from a violation of this provision shall be at Tenant's sole expense.

         3. Tenant shall not do anything in the Premises, or bring or keep anything therein, which shall in any way conflict with any law, ordinance, rule or regulation affecting the occupancy and use of the Premises, which are or may hereafter be enacted or promulgated by any public authority or by the Board of Fire Underwriters.

         4. Tenant shall at all times maintain suitable fire extinguishers on the Premises in compliance with any applicable law or ordinance for use in case of local fires, including electrical fires.

         5. Tenant shall keep the Premises heated at a temperature sufficiently high to prevent freezing of water in pipes and fixtures.

         6. Except for the infrequent overnight parking of unloaded, mid-size delivery vans and trucks required in the ordinary course of Tenant's business (such overnight parking not to exceed twelve (12) nights per year), trucks shall not be allowed to remain overnight in the common area whether loaded, unloaded or otherwise, without Landlord's prior written consent.

         7. All garbage and refuse shall be placed for collection in containers specified by Landlord outside the Premises or Building. Tenant shall pay the cost of removal of any of Tenant's refuse or rubbish.

         8. Tenant shall, at Tenant's expense, provide for regular pest extermination to the Premises and shall provide Landlord with a copy of such extermination contract.

         9. In order to insure proper use and care of the Premises, neither Tenant nor any agent or employee of Tenant shall:

                  (a) Allow any furniture, packages or articles of any kind to remain in corridors outside the Premises except for short periods incidental to moving same in or out of Building or to cleaning or rearranging occupancy of leased space.

                  (b) Mark or defile elevators, toilet rooms, walls, windows doors or any part of the Building.

                  (c) Except for "seeing-eye" dogs, keep animals or birds on the Premises.

                  (d) Deposit waste paper, dirt or other substances in corridors, stairways, elevators, toilets, restrooms, or any other part of the Building not leased by Tenant.

                  (e) Except for pictures, wall hangings and other customary office decorations and except for items which would not cause permanent damage to the structural elements of the Building, fasten any article, drill holes, drive nails or screws into walls, floors, doors, or partitions, or otherwise mar or deface them by paint, papers or otherwise, without Landlord's prior written consent.

                  (f) Operate any machinery within the Building without Landlord's prior written consent except for: (i) customary office equipment, such as computers, dictaphones, calculators, electric typewriters, and the like and (ii) special equipment or machinery used in the ordinary course of the operations of Tenant's business, provided such special equipment or machinery shall not cause permanent damage to the structural elements of the Premises or the Building nor interfere with the other tenants of the Building.

                  (g) Leave Premises unoccupied without: (i) locking all exterior doors to the Premises, or (ii) extinguishing lights and turning off all water outlets except as required in the ordinary course of Tenant's operations in the Premises.

                  (h) Burn any trash, refuse, debris or garbage of any kind in or about the Premises or Building.



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


                  (i) Attach awnings, air-conditioning units or other fixtures to the outside walls or window sills, or otherwise affix such so as to project from the Premises or Building without Landlord's prior written consent.

                  (j) Install additional locks or bolts of any kind on any doors or windows of the Premises without Landlord's prior written consent. On the termination of Tenant's tenancy, Tenant shall deliver to Landlord all keys to the Premises, either furnished to or otherwise procured by Tenant.

                  (k) Install or operate any engine, boiler, machinery, or stove, or use oil or any burning fluid (other than gas) for heating, warming or lighting, or use any lighting other than incandescent or fluorescent electric lights, on the Premises without Landlord's prior written consent. All stoves permitted in the Premises shall be placed and installed according to city ordinances. No articles deemed extra hazardous on account of fire, and no explosives, shall be brought into the Premises.

                  (l) Use loudspeakers, televisions, radios or other devices in such a manner as to be heard outside the Premises, or make, or permit to be made, any unseeming or disturbing noises, nuisance or other activity objectionable to other tenants.

                  (m) Use the Premises for the purpose of lodging or sleeping rooms, or for any immoral or illegal purposes.

                  (n) Install any aerial, antenna, satellite dish or other equipment or structure on the roof or exterior walls of the Premises, or on the grounds without, in each instance, the prior written consent of Landlord. Any installation so made without such prior written consent shall be subject to removal without notice at any time, at Tenant's expense.

         10. Landlord shall have the right to prohibit any advertising by Tenant which, in its opinion, shall damage the reputation of the Building or its desirability, and upon written notice from Landlord, Tenant shall discontinue any such advertising.

         11. Landlord reserves the right to designate the time when and method whereby freight, furniture, safes, goods, merchandise and other articles may be brought into, moved or taken from the Building and the Premises leased by Tenant, provided such designation shall not unreasonably interfere with the normal conduct of Tenant's business in the Premises. Workmen employed by Tenants for repairs, painting, material moving and other similar work that may be done on the Premises must be properly insured and must perform the work in a manner consistent with Building standards; provided, however, any workmen employed by Tenant to work on the structure of the Building or the Building systems (including without limitation HVAC) must be approved in writing by Landlord.

         12. Tenant will reimburse Landlord for the cost of repairing any damage to the Premises or other parts of the Building caused by Tenant or the agents or employees of Tenant, including replacing any glass broken.

         13. Tenant shall not install in the Premises any metal safes or permit any concentration of excessive weight in any portion thereof without first having obtained the written permission of Landlord.

         14. Landlord reserves the right at all times to exclude newsboys, loiterers, vendors, solicitors and peddlers, from the Building or common area and to require registration, satisfactory identification and credentials from all persons seeking access to any part of the Building or common area outside of ordinary business hours. Ordinary business hours shall mean Monday through Friday, 8:00 a.m. to 6:00 p.m., except on legal holidays. Landlord shall exercise its best judgment in the execution of such control but shall not be held liable for the granting or refusal of such access. Landlord reserves the right to exclude the general public from the Building after ordinary business hours and on weekends and holidays. Landlord shall not unreasonably deny Tenant's employees, contractors or invitees access to the Building or common areas outside ordinary business hours.

         15. The attaching of wires to the outside of the Building is absolutely prohibited, and no wires shall be run or installed in any part of the Building without Landlord's permission and direction.

         16. Requests for services of janitors or other Building employees must be made to Landlord. Agents or employees of Landlord shall not perform any work or do anything outside of their regular duties unless under special instructions from Landlord.

         17. Signs or any other Tenant identification shall be in accordance with building standard signage. No signs of any nature shall be placed in the windows so as to be visible from the exterior of the Building. All signs not approved in writing by Landlord shall be subject to removal without notice.

         18. Except as otherwise set forth in the Lease, any improvements or alterations to the Premises by Tenant shall be approved in advance by Landlord and all such work, if approved, shall be done at Tenant's sole expense under the supervision of Landlord.

         19. Tenant shall have a non-exclusive right to use of all driveways and parking areas designated for Tenant and Tenant's employees, if deemed necessary by Landlord.

         20. If additional drapes or window decorations are desired by Tenant, they shall be approved by Landlord and installed at Tenant's expense under the direction of Landlord. Lining on drapes visible from the exterior shall be of a color approved by Landlord.



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


         21. The possession of weapons, including concealed handguns, is strictly forbidden on the Premises and Building.

         22. Tenant shall not use nor permit the use of the common area by its employees, agents or invitees for the purpose of displaying or selling personal property, automobiles, equipment, furniture, fixtures, merchandise or any other item whether owned by Tenant or its employees, agents or invitees.

         23. Landlord reserves the right to rescind, amend, alter or waive any of the foregoing rules and regulations at any time in a reasonable and nondiscriminatory manner, or make such other reasonable rules and regulations as in its sole judgement it deems necessary, desirable or proper for its best interest and for the best interests of the tenants, or as may from time to time be necessary for the safety, care and cleanliness of the Premises, the Building or adjacent areas, and for the preservation of good order therein. Any such recision, amendment, alteration or waiver of any rules or regulations or creation of any such new rules or regulations shall be effective five (5) days after all tenants have been given written notice thereof. Landlord shall not be responsible to any tenant for the non-observance or violation by any other tenant of any of these rules and regulations at any time.

                                    EXHIBIT D

                           CONTRACT STANDARDS FOR HVAC
                       INSPECTION, MAINTENANCE AND REPAIR


         Pursuant to Section 9 of the Lease, Tenant is obligated to enter into and maintain a maintenance contract for heating and air conditioning systems and equipment at the Premises, for the Term, and any renewal or extension hereof. The following sets forth minimum standards in connection with the services contract so as to accomplish a preventative maintenance inspection and service program for the HVAC systems and equipment at the Premises. At minimum, contract services shall include four (4) scheduled inspections and routine preventative maintenance service calls per year. The contract shall further provide that emergency call service shall be available on a twenty-four (24) hour a day on-call basis. The services contract shall include, without limitation, the following types of services:

         (1) Regular preventative maintenance to heating, ventilation and air conditioning equipment as follows:

                  A.       Compressors

                           1.       Check suction and head pressures
                           2.       Electrical amperes
                           3.       All electrical connections

                  B.       Condenser Coil

                           1.       Clean coil (if needed) and check fan
                                    condition
                           2.       Check oil level and condition
                           3.       Check for refrigerant leaks

                  C.       Air Handling Side

                           1.       Volts and amperes of motor
                           2.       Electrical connections
                           3.       Adjust belts and pulleys
                           4.       Check and lube bearings and motors
                           5.       Clean coil (if needed) and check fan
                                    condition
                           6.       Change filters
                           7.       Check for condensate leaks

                  D.       Boiler (if applicable)

                           1.       Check fire



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


                           2.       Pressures
                           3.       Oil and check pumps
                           4.       Burners
                           5.       Water temperature
                           6.       Safety controls

                  E. Check out heating side of units as well as cooling side.

                  F. Check to make sure thermostats are operating properly.

         (2) Emergency call service as needed (beyond routine preventative service) due to mechanical failure of HVAC equipment.

                                    EXHIBIT E

                              CONSUMER PRICE INDEX


                             [Intentionally Deleted]

                                    EXHIBIT F

                                PERMITTED SIGNAGE


                   [drawing of proposed signage appears here]

                                    EXHIBIT G

                                EXTENSION OF TERM

         Provided no Event of Default has occurred and is continuing hereunder, Tenant is hereby granted the option to extend the Term once for an additional period of five (5) years (the "Extension Term") commencing upon the expiration of the initial Term on the same terms and conditions (except as provided in this Section) as contained in the other provisions of this Lease. This option shall be exercised only by delivery of written notice to Landlord no later than nine
(9) months prior to the scheduled expiration date of the initial Term. The Minimum Rent for the Premises during the five year extension term shall be as follows:

Lease Year          Rate per             Monthly Rent         Annual Rent
                    Rentable s.f.
--------------------------------------------------------------------------
    1                  13.00              13,827.67           165,932.00
    2                  13.52              14,380.77           172,569.28
    3                  14.06              14,955.15           179,461.84
    4                  14.62              15,550.81           186,609.68
    5                  15.21              16,178.37           194,140.44

Tenant agrees that it will continue to occupy the Premises during the Extension Term in its "as is" condition without any further improvements thereto or additional upfitting allowance. Tenant's occupancy of the Premises during the Extension Term shall be subject to all other terms and conditions of this Lease, expressly including without limitation, Tenant's obligation to pay Tenant's proportionate share of insurance costs, taxes and operating expenses.

                                 LEASE ADDENDUM


         LETTER OF CREDIT: Tenant shall deliver to Landlord within five (5) days after this Lease has been fully executed, an irrevocable Letter of Credit (the "Letter of Credit") drawn on a national bank with an office in Wake or Durham Counties of North Carolina (at which office Landlord shall be able to draw on such letter) in the principal amount of:

         Lease Years:      1 - 4:   $275,000.00
                           5 - 7:   $175,000.00

         The Letter of Credit shall provide that if Tenant defaults under the terms of the Lease and does not cure such default within the applicable cure periods, if any, that Landlord may draw on the same. This Letter of Credit shall be for a period of seven (7) years, or alternatively shall be for seven (7) successive periods of one (1) year each with a provision that if a renewal Letter of Credit is not delivered to Landlord within sixty (60) days of the date of expiry on the Letter of Credit, Landlord may draw it down. After seven (7) years, Landlord shall not require any further Letter of Credit from Tenant.

         Landlord agrees to contribute up to $2,750.00 per year for Lease Years one (1) through four (4) and $1,750.00 per year for Lease Years five (5) through seven (7) to be applied toward Tenant's cost of the Letter of Credit. Landlord shall reimburse to Tenant Landlord's share of such cost of the Letter of Credit.

         After the end of the seventh Lease Year of the Term, Tenant shall not be required to deposit any Letter of Credit or sum with Landlord to secure its obligations under this Lease provided Tenant provides to Landlord reasonably acceptable evidence of Tenant's creditworthiness. If, in the exercise of its reasonable judgment, Landlord determines that a security deposit is necessary, Tenant shall deposit with Landlord a sum equal to the then-current amount of one month's rent thirty (30) days prior to the date of expiry of the Letter of Credit. Landlord shall deposit this amount in a non-interest bearing account and shall not commingle this deposit with other funds of Landlord or other tenant deposits. Within thirty days after expiration of the Term, Landlord shall return the security deposit to Tenant less the amount of any charges or damages Tenant is obligated to pay Landlord hereunder or for which Tenant is liable hereunder.



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